Exhibit 10.34

Affymetrix, Inc.
3420 Central Expressway
Santa Clara, CA 95051

Tel: 888-362-2447
Fax: 408-731-5447

November 7, 2008

Frank Witney

Panomics

6519 Dumbarton Circle

Fremont, CA 94555

Dear Frank,

It is our pleasure to offer you the position of Senior Vice President with Affymetrix at an annual salary of $400,000 (bi-weekly $15,384.62) reporting to Kevin King, President of Affymetrix. This offer is contingent upon the completion of the acquisition of Panomics, Inc. by Affymetrix (the “Acquisition”) and supersedes any existing offer letter or employment agreement between you and Panomics.  Please note that for most purposes under the Affymetrix benefit and compensation plans, your service date will be reflected as your hire date at Panomics.

You will be eligible to participate in the Affymetrix Annual Bonus Program with an award level targeted at 40% of annual base salary beginning in 2009.  The actual bonus amount is determined each year by the Compensation Committee of the Board of Directors based on corporate achievement — financial performance and corporate goals — and your individual goal achievement.

In addition, we will recommend to the Compensation Committee of the Board of Directors of Affymetrix that you be granted two equity awards.  The first is a grant of 56,300 stock options of Affymetrix.  These options will vest 25% per year over a four (4) year period beginning on your date of hire, and will have an exercise price equal to fair market value on the grant date.

The second is a grant of 12,000 full-value restricted shares of common stock of Affymetrix.  These restricted shares will vest 25% per year over a four (4) year period beginning on your date of hire. The terms of these grants will be governed in all respects by the terms of the applicable Affymetrix equity incentive plan and the equity agreement that will be provided to you after commencement of your employment.

Subject to the terms of the applicable benefit plans, you will be entitled to receive other benefits of employment generally available to other executive and managerial employees at Affymetrix, including medical, dental, life and disability insurance benefits.  Affymetrix, however, reserves the right to modify such plans at any time.

You will also be entitled to the same vacation benefits extended to similarly situated executive and managerial employees.

As a condition of employment, we will require that you expressly consent to be bound by Affymetrix standard employment policies and sign certain agreements,

including the  Confidentiality and Nondisclosure Agreement, the acknowledgement of at-will status, your receipt and understanding of the employee intranet handbook, the Conflict of Interest Policy, the Computer Compliance Policy, and the Insider Trading Policy.

Federal Immigration Law requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens.  Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States.  Please bring the appropriate original documentation on your first day of work.  A list of acceptable I-9 documentation is attached for your review.

As indicated above, your employment is at will and may be terminated by you or by Affymetrix for any or no reason, with or without cause or notice.  This offer is contingent upon the completion of Affymetrix’s acquisition of Panomics and satisfactory completion of reference and background checks.

If you have any questions, please feel free to contact me at (408) 731-5622.  To indicate acceptance of this offer, please return a signed copy of this letter to me by Monday, November 10, 2008, close of business.  You can fax the letter back to me at (408) 731-5855.

Frank, your skills, experience and high potential are respected and valued by everyone with whom you met here at Affymetrix.  We look forward to having you accept this offer and join us in strengthening our leadership team and realize the promise of our technology to enhance the quality of life.

Sincerely,

Lori Ciano

Senior Vice President, Human Resources

/s/ Lori Ciano

Offer Acceptance:

/s/ Frank Witney	11-07-2008
Frank Witney	Date